Exhibit 21.1

PHOTOMEDEX, INC.
a Nevada corporation

LIST OF SUBSIDIARIES
(as of December 31, 2013)

Radiancy, Inc. a Delaware corporation

PhotoMedex Technology, Inc., a Delaware corporation

Lumiere, Inc., a Nevada corporation

Radiancy (Israel), Ltd., a company organized under the laws of Israel

Photo Therapeutics Limited, a company organized under the laws of England and Wales

Lightsource Laboratories, Ltd., a company organized under the laws of England and Wales

LK Technology Importaçăo E Exportaçăo LTDA, a limited liability company organized under the laws of Brazil

PhotoMedex India Private Limited, a company organized under the laws of India

ProCyte Corporation, a Washington corporation *

Photo Therapeutics, Inc., a Delaware corporation *

*  Merged with PhotoMedex, Inc. on December 31, 2011